Exhibit 99.1

MARINEMAX TO ACQUIRE INTREPID POWERBOATS

~Iconic Custom Boat Builder with Loyal Customer Base~

~Will Leverage Infrastructure for Strategic Growth~

~Acquisition Expected to be Accretive in First Full Year~

CLEARWATER, FL – October 5, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, announced today that it has entered into a definitive agreement to acquire Intrepid Powerboats (Intrepid), a premier manufacturer of powerboats. MarineMax expects the acquisition to close before December 31, 2021, and to be accretive in its first full twelve-month period.

Intrepid Powerboats is recognized as a world class producer of customized boats, carefully reflecting the unique desires of each individual owner.  Based in Largo, Florida, Intrepid follows a direct-to-consumer distribution model and produced revenue in excess of $60 million in the last twelve months.  Intrepid has received many awards and accolades for its innovations and high-quality craftsmanship that create industry leading products in their categories.

W. Brett McGill, Chief Executive Officer and President of MarineMax, stated, “The strategic acquisition of Intrepid Powerboats allows us to provide Intrepid with additional resources to expand and to enhance how it serves their extremely loyal customer base.  We believe we can help grow the Intrepid brand by leveraging our digital technologies, capital and other resources. This accretive acquisition aligns with our long-term strategy of adding quality businesses to our portfolio and implementing best practices to support the expansion of our gross margins.”

Mr. McGill continued, “We welcome the seasoned, passionate and successful Intrepid team. We know Ken Clinton and his leadership team well, given their successes within our industry. The Intrepid management team is recognized among the best in our industry and we are excited to have them join our team while continuing to lead the operations of Intrepid.”

Ken Clinton, President of Intrepid Powerboats, commented, “We are excited to join the MarineMax family and to have access to their vast resources. Those resources will help us continue to lead the industry in innovation and bringing new product to market. This opportunity also allows our Vice President of Sales, Alex Rizo, to have access to better tools to help enhance the sales experience for our Dania sales headquarters. We will now also have a national service model for our Vice President of Customer Service, Joe Brenna, in order to ensure all of our customers continue to have first class customer service. The merger allows Intrepid to take all aspects of the business to the next level, and that’s what we have always been about and why I am excited about the future with MarineMax.”

David Gillikin, Chairman of Intrepid Powerboats and majority shareholder, stated, “I am very passionate about Intrepid Powerboats, the Intrepid team and our customers.  There is no organization better suited to help guide Intrepid for the future than MarineMax. I look forward to many more years as a loyal Intrepid boat owner while watching the company and team grow.”

~more~

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufacturers boats and yachts with sales through our select retail dealership locations and through independent dealers. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the timing for the transaction's closing (if at all), the transaction being accretive and the related timing, the potential expansion and enhancement of Intrepid's business, the alignment of the acquisition with the Company's long-term strategy, the Company's implementation of best practices to support the expansion of gross margins, the strategic benefits of this transaction to the Company and to Intrepid, and the expected benefits of the Company's infrastructure.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727-531-1700	ICR, LLC.
	Media:	investorrelations@marinemax.com.
Abbey Heimensen
MarineMax, Inc.